UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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Jos. A. Bank Clothiers, Inc.
(Name of Registrant as Specified In Its Charter)

THE MEN’S WEARHOUSE, INC.
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Men’s Wearhouse Increases Cash Offer for Jos. A. Bank to $63.50 Per Share

Offers to Further Increase Consideration to $65.00 per Share

Amended Offer Conditioned on Termination of Jos. A. Bank Agreement to Acquire Eddie Bauer

Advances Expiration Date of Amended Offer to 5:00 p.m. on Wednesday, March 12, 2014

FREMONT, Calif., February 24, 2014 — The Men’s Wearhouse (NYSE: MW) today announced that it has increased its cash tender offer for all outstanding shares of Jos. A. Bank Clothiers, Inc. (Nasdaq: JOSB) to $63.50 per share from $57.50 per share.  Expiration of the amended tender offer has been moved up to 5:00 p.m., New York City time on Wednesday, March 12, 2014, unless the offer is extended.

Men’s Wearhouse strongly encourages Jos. A. Bank shareholders to tender their shares by the 5:00 pm, March 12 expiration date to demonstrate support for a negotiated transaction with Men’s Wearhouse.  Men’s Wearhouse believes that shareholder support is critical in bringing about a successful combination of the two companies.

Men’s Wearhouse could potentially increase its offer price to $65.00 per share if it is able to conduct limited due diligence (subject to an appropriate confidentiality agreement), with access to Jos. A. Bank’s management team.  In addition, the amended offer is conditioned on termination of Jos. A. Bank’s recently announced agreement to acquire Eddie Bauer, and Men’s Wearhouse will increase the aggregate consideration to be paid to the Jos. A. Bank stockholders dollar-for-dollar to the extent Jos. A. Bank is able to terminate the Eddie Bauer purchase agreement for less than $48 million in termination fees (less any other expense or fee reimbursement paid by Jos. A. Bank in connection with such termination).

Doug Ewert, President and Chief Executive Officer of Men’s Wearhouse, said, “We urge the Jos. A. Bank Board of Directors to immediately engage in negotiations with Men’s Wearhouse so we can capitalize on the opportunity we have to enter into a transaction that creates significant value for shareholders of both companies.  Our increased cash offer would provide Jos. A. Bank shareholders with a substantial premium and immediate and certain value, and we are prepared to further increase our offer price on the basis of limited due diligence.  Moreover, as part of those negotiations, we would be willing to discuss offering Jos. A. Bank shareholders the opportunity to participate in the upside of a combination through an election to receive Men’s Wearhouse stock for a portion of the consideration we are offering.  We have had extensive dialogue with shareholders of both companies over the last several months and have received widespread support for this transaction.  We are committed to making the exciting combination of our companies a reality, and we call on the Jos. A. Bank Board to act in the best interests of their shareholders and begin discussions with us immediately.”

Mr. Ewert continued, “We hope the Jos. A. Bank Board of Directors will take the responsible step for Jos. A. Bank shareholders and promptly terminate the Eddie Bauer agreement.  We are confident that a transaction with Men’s Wearhouse will create greater value for Jos. A. Bank shareholders than the Eddie Bauer transaction.”

The Men’s Wearhouse offer represents a 60% premium over Jos. A. Bank’s unaffected enterprise value and a 52% premium over Jos. A. Bank’s closing share price on October 8, 2013, the day prior to the public announcement of Jos. A. Bank’s proposal to acquire Men’s Wearhouse.  Further, the transaction represents a 9.7x enterprise value to last twelve months (“LTM”) Adjusted EBITDA1 multiple (assuming an estimated $137 million of Adjusted EBITDA for Jos. A. Bank’s fiscal 2013 ending February 1, 2014)2, which is a significant premium to Jos. A. Bank’s proposal to acquire Men’s Wearhouse.

The Men’s Wearhouse also announced that it has amended and restated its Offer to Purchase Jos. A. Bank dated as of January 6, 2014.  In addition to termination of the Eddie Bauer agreement, the amended and restated offer is conditioned on there being validly tendered and not withdrawn at least 90% of the total number of Jos. A. Bank shares outstanding on a fully diluted basis, the Jos. A. Bank Board of Directors redeeming or invalidating its “poison pill” shareholder rights plan, and the receipt of regulatory approvals and customary closing conditions.  The offer is no longer conditioned on execution of a definitive merger agreement with Jos. A. Bank.

Consummation of the amended and restated offer is not conditioned upon any financing arrangements or subject to a financing condition.  The full terms, conditions and other details of the tender offer are set forth in the amended offering documents that Men’s Wearhouse will be filing today with the Securities and Exchange Commission.

In addition to amending its tender offer to raise the consideration offered to Jos. A. Bank shareholders, Men’s Wearhouse has commenced a lawsuit in Delaware Chancery Court against the directors on the Jos. A. Bank Board, Golden Gate Private Equity, Everest Topco LLC, Everest Holdings LLC and Jos. A. Bank.   The complaint alleges that the Jos. A. Bank Board has breached its fiduciary duties by adopting a series of unreasonable, shareholder unfriendly and illegal defensive measures designated to thwart the Men’s Wearhouse tender offer, prevent a change of control, pack the board with allies, interfere with the upcoming vote for two directors, and entrench the existing board.  As alleged in the complaint, the centerpiece of the scheme is the recently announced proposed transaction to acquire Eddie Bauer along with the accompanying coercive tender offer scheduled to expire on March 18, 2014.  Men’s Wearhouse seeks, among other things, a finding by the court that the Jos. A. Bank directors have breached their fiduciary duties of care and loyalty to shareholders, an order enjoining the defendants from proceeding with the Eddie Bauer transaction, and an order directing the Jos. A. Bank board to rescind the poison pill.  A copy of the complaint will be filed as an exhibit to the Men’s Wearhouse’s and Java Corp’s Schedule TO that will be filed today with the Securities and Exchange Commission.

As previously announced, Men’s Wearhouse has formally submitted its notice to nominate two independent director candidates, John D. Bowlin and Arthur E. Reiner, for election to the Jos. A. Bank Board of Directors at its 2014 Annual Meeting.

BofA Merrill Lynch and J.P. Morgan Securities LLC are serving as financial advisors to Men’s Wearhouse, Willkie Farr & Gallagher LLP is serving as legal advisor and MacKenzie Partners, Inc., is serving as information agent.

Founded in 1973, Men’s Wearhouse is one of North America’s largest specialty retailers of men’s apparel with 1,133 stores.  The Men’s Wearhouse, Moores and K&G stores carry a full selection of suits, sport coats, furnishings and accessories in exclusive and non-exclusive merchandise brands and Men’s Wearhouse and Tux stores carry a limited selection.  Most K&G stores carry a full selection of women’s apparel.  Tuxedo rentals are available in the Men’s Wearhouse, Moores and Men’s Wearhouse and Tux stores.  Additionally, Men’s Wearhouse operates a global corporate

(1)  EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

(2)  Reflects midpoint of the EBITDA guidance Jos. A. Bank provided in February 14, 2014 investor presentation.

apparel and workwear group consisting of Twin Hill in the United States and Dimensions, Alexandra and Yaffy in the United Kingdom.  Investors can find additional information at http://ir.menswearhouse.com/.

ADDITIONAL INFORMATION

On January 6, 2014, Java Corp. (“Purchaser”), a wholly owned subsidiary of The Men’s Wearhouse, Inc., commenced a cash tender offer for all outstanding shares of common stock of Jos. A. Bank Clothiers, Inc. not already owned by Men’s Wearhouse or any of its subsidiaries, subject to the terms and conditions set forth in the Amended and Restated Offer to Purchase dated as of February 24, 2014 (the “Offer to Purchase”). The purchase price to be paid upon the successful closing of the cash tender offer is $63.50 net per share in cash, without interest and less any required withholding tax, subject to the terms and conditions set forth in the Offer to Purchase and the related letter of transmittal that accompanies the Offer to Purchase.  The offer is scheduled to expire at 5:00 p.m., New York City time, on Wednesday, March 12, 2014, unless further extended in the manner set forth in the Offer to Purchase.

This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. This communication is for informational purposes only.  The tender offer is not being made to, nor will tenders be accepted from, or on behalf of, holders of shares in any jurisdiction in which the making of the tender offer or the acceptance thereof would not comply with the laws of that jurisdiction.  The tender offer is being made pursuant to a tender offer statement on Schedule TO (including the Offer to Purchase, a related letter of transmittal and other offer materials) filed by Men’s Wearhouse and the Purchaser with the U.S. Securities and Exchange Commission (“SEC”) on January 6, 2014,as amended from time to time. INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK ARE URGED TO READ THESE AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION ABOUT THE TENDER OFFER. Investors and security holders can obtain free copies of these documents and other documents filed with the SEC by Men’s Wearhouse through the web site maintained by the SEC at http://www.sec.gov.  The Offer to Purchase Letter of Transmittal and other offering documents may also be obtained for free by contacting the Information Agent for the tender offer, MacKenzie Partners, Inc., at 212-929-5500 or toll-free at 800-322-2885.

Men’s Wearhouse, Inc. intends to file a proxy statement on Schedule 14A and other relevant documents with the SEC in connection with its solicitation of proxies for the 2014 Annual Meeting of Jos. A. Bank Clothiers, Inc. (the “Proxy Statement”).  MEN’S WEARHOUSE STRONGLY ADVISES ALL INVESTORS AND SECURITY HOLDERS OF JOS. A. BANK TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS FILED WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE PARTICIPANTS IN ANY SUCH PROXY SOLICITATION.  SUCH PROXY STATEMENT, WHEN FILED, AND ANY OTHER RELEVANT DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

In accordance with Rule 14a-12(a)(1)(i) under the Securities Exchange Act of 1934, as amended, the following persons are anticipated to be, or may be deemed to be, participants in any such proxy solicitation: Men’s Wearhouse, Douglas S. Ewert, David H. Edwab, Jon W. Kimmins, John D. Bowlin and Arthur E. Reiner.  Certain of these persons hold direct or indirect interests as follows: Men’s Wearhouse is the record and beneficial holder of 100 shares of common stock of Jos. A. Bank and is seeking to enter into a business combination between it and Jos. A. Bank; and Messrs. Bowlin and Reiner each have an interest in being nominated and elected as a director of Jos. A. Bank.  Other directors and executive officers of Men’s Wearhouse who may in the future be participants in the solicitation of proxies have not been determined as of the date of this press release.  No additional compensation will be paid to such directors and executive officers for such services.  Investors and security holders of Jos. A. Bank can obtain additional information regarding the direct and indirect interests of the nominees and other participants by reading the Proxy Statement when it becomes available.

This press release contains forward-looking information.  Forward-looking statements are not guarantees of future performance and a variety of factors could cause actual results to differ materially from the anticipated or expected results expressed in or suggested by these forward-looking statements.  These forward-looking statements may be significantly impacted by various factors, including, but not limited to: actions by governmental entities, domestic and international economic activity and inflation, success, or lack thereof, in executing our internal operating plans and new store and new market expansion plans, including successful integration of acquisitions, performance issues with key suppliers, disruption in buying trends due to homeland security concerns, severe weather, foreign currency fluctuations, government export and import policies, aggressive advertising or marketing activities of competitors; and legal proceedings. Future results will also be dependent upon our ability to continue to identify and complete successful expansions and penetrations into existing and new markets and our ability to integrate such expansions with our existing operations.  These statements also include assumptions about our offer to acquire Jos. A. Bank (including its benefits, results, effects and timing) that may not be realized.  Risks and uncertainties related to the proposed transaction include, among others: in the event a definitive transaction agreement is executed, the risk that  Jos. A. Bank’s shareholders do not approve the transaction; uncertainties as to the timing of the transaction; the risk that regulatory or other approvals required for the transaction are not obtained,  the risk that the other conditions to the closing of the transaction are not satisfied; and, in the event the transaction is consummated, risks related to the costs and difficulties related to the integration of Jos. A. Bank’s businesses and operations with Men’s Wearhouse’s business and operations; the inability to obtain, or delays in obtaining, cost savings and synergies from the transaction; unexpected costs, charges or expenses resulting from the transaction; litigation relating to the transaction; and the inability to retain key personnel. The forward-looking statements in this press release speak only as of the date hereof. Men’s Wearhouse undertakes no obligation to revise or update publicly any forward-looking statement, except as required by law.  Other factors that may impact the forward-looking statements are described in Men’s Wearhouse’s annual report on Form 10-K for the fiscal year ended February 2, 2013 and Forms 10-Q.  For additional information on Men’s Wearhouse, please visit the Company’s websites at www.menswearhouse.com, www.mooresclothing.com, www.kgstores.com, www.twinhill.com, www.dimensions.co.uk and www.alexandra.co.uk.

Contacts:

Ken Dennard

Dennard • Lascar Associates

(832) 594-4004

ken@dennardlascar.com

http://ir.menswearhouse.com/

Dan Katcher / Tim Lynch / Andrea Rose

Joele Frank, Wilkinson Brimmer Katcher

(212) 355-4449